EXHIBIT 11


               SHELLS SEAFOOD RESTAURANTS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     YEAR (52 WEEKS) ENDED JANUARY 2, 2000


Net income (loss) for the computation of per share earnings        $ (2,714,188)

Basic net income (loss) per share of common stock                  $      (0.61)
                                                                   ============

Diluted net income (loss) per share of common stock                $      (0.61)
                                                                   ============

Weighted average common stock issued and outstanding                  4,454,015

Options and warrants granted:

                              Number of        Exercise Price
             Date         Exercisable Shares     Per Share
Various                        437,043        $2.88 to $11.00             1,753
             June 30, 1995     350,000        $          3.15            52,170
             June 30, 1995      75,000        $          3.75            40,759
        September 19, 1995     200,000        $          3.50            10,901
          February 1, 1996     150,000        $          3.50                --
              May 13, 1996     210,000        $          6.00                --
                                                                   ------------
                                                                      4,559,598
                                                                   ============

* Diluted net income (loss) per common share is computed by dividing net income by the weighted average number of shares of common stock. The common stock equivalents are excluded from the fully diluted calculation as they are anti-dilutive.